SECOND AMENDMENT TO MERGER AGREEMENT

     This Second Amendment to Merger Agreement ("Amendment") is made and entered into this 31st day of July, 1998, by and between Gentle Dental Service Corporation, a Washington corporation ("GDSC"), Gentle Dental Merger Corporation, a California corporation ("GD Merger"), Dedicated Dental Systems, Inc., a California corporation ("DDS"), Arthur G. Kaiser, D.D.S, and Robert J. Newman.

                                    RECITALS

     The parties listed above are parties to that certain Merger Agreement dated September 21, 1997 ("Agreement") as amended by Amendment to Merger Agreement dated February 28, 1998 (collectively the "Agreement") pursuant to which GDSC agreed to acquire all of the outstanding stock of DDS through a taxable stock purchase. The parties mutually desire to make certain amendments to the Agreement as set forth in this Second Amendment. Capitalized terms used in this Second Amendment and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

     In consideration of the mutual covenants contained herein and in the Agreement, the parties agree as follows:

     1. The definition of "EBITDA" in Section 1.02-3 is amended to read as follows:

     "EBITDA" means the combined net income before any reduction for interest, income taxes, depreciation or amortization of:

     (a) DDS,

     (b) the Professional Corporations (as defined in the Acquisition Agreements, which term is itself defined in Section 1.03-2 below), and

     (c) GDSC from the provision of services to the Professional Corporations, excluding any allocation of GDSC corporate or regional overhead expense,

as reflected on a combined income statement prepared in conformity with generally accepted accounting principles applied in a manner consistent with the application of such principles to the preparation of GDSC's audited financial statements, and excludes all revenues and expenses attributable to any dental office other than the 15 dental offices that are either presently owned by DDS or subject to the Acquisition Agreements. The parties understand and agree that during the Earnout Period the business of DDS, including but not limited to the businesses of the dental offices owned by DDS as of the Closing Date, as well as the businesses of the four dental offices subject to the Acquisition Agreements, will be operated in the same general manner as those businesses were operated prior to the Closing Date.

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     2. Section 12.02-1 is amended to read as follows:

     12.02-1 Notwithstanding any investigation by GDSC, from and after the Closing, Shareholders shall indemnify, hold harmless and, to the extent provided in Section 12.04-1, defend GDSC, its subsidiaries, shareholders, affiliates, officers, directors, employees, agents, successors and assigns (collectively, "GDSC's Indemnified Persons") from and against, and reimburse each of GDSC's Indemnified Persons with respect to, any and all losses, damages, liabilities, costs and expenses, including interest from the date of such loss to the time of payment, penalties and reasonable attorneys' fees (collectively, "Damages") incurred by any of GDSC's Indemnified Persons by reason of or arising out of or in connection with:

          (a) any breach or inaccuracy of any representation or warranty of DDS or Shareholders made in this Agreement or any Related Document;

          (b) any failure by DDS or Shareholders to perform any covenant required to be performed by them pursuant to this Agreement or any Related Document; or

          (c) any Damages arising out of claims made by Tarlochan Singh, D.D.S. or claims made with respect to taxes owed by or on account of Dr. Singh, to the extent such Damages exceed the amount paid by insurance of DDS or amounts recovered by DDS from Dr. Singh.

     3. Section 12.05 is amended to read as follows:

     12.05 Limitation on Indemnification Obligations. The indemnification obligations set forth in Section 12.02 and 12.03 shall not apply unless the total amount of Damages incurred either by GDSC's Indemnified Persons or by Shareholders (as the case may be) exceeds $500,000 in the aggregate, as a result of all matters giving rise to rights to indemnification under those Sections; provided that the preceding provision shall not apply to Damages described in
Section 12.02-1(c), with respect to which GDSC shall be indemnified in full. In the event that the amount of Damages exceeds $500,000 in the aggregate, GDSC's Indemnified Persons or Shareholders (as the case may be) shall be entitled to indemnification for the full amount of all Damages for which indemnification is to be provided under Section 12.02 or 12.03, except that the indemnification obligations set forth in Sections 12.02 or 12.03 shall not exceed $6,250,000 under either Section.

     4. Except as expressly provided in this Second Amendment, the Agreement is not otherwise modified and remains in full force and effect.

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     IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first written above.


     GDSC:                             GENTLE DENTAL SERVICE CORPORATION


                                       By: L. T. VAN EERDEN
                                           -------------------------------------
                                       Title: Executive Vice President
                                              ----------------------------------


     GD Merger:                        GENTLE DENTAL MERGER CORPORATION.


                                       By: L. T. VAN EERDEN
                                           -------------------------------------
                                       Title: Executive Vice President
                                              ----------------------------------


     DDS:                              DEDICATED DENTAL SYSTEMS, INC.



                                       By: ARTHUR G. KAISER, D.D.S.
                                           -------------------------------------
                                       Title: PRESIDENT
                                              ----------------------------------


     The Shareholders:                 ARTHUR G. KAISER, D.D.S.
                                       -----------------------------------------
                                       Arthur G. Kaiser, D.D.S.


                                       ROBERT J. NEWMAN
                                       -----------------------------------------
                                       Robert J. Newman

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